UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

     FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of report (date of earliest event reported): May 1, 2008

The South Financial Group, Inc.
(Exact name of registrant as specified in its charter)

South Carolina	0-15083	57-0824914
(State or other juris-	(Commission	(IRS Employer
diction of incorporation)	File Number)	Identification Number)

102 South Main Street, Greenville, South Carolina		29601
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (864) 255-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 ☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 ☐   Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)
 ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 ☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     The South Financial Group, Inc. (the “Company”) entered into purchase agreements (“Purchase Agreements”) as of May 1, 2008 with certain institutional investors and certain members of the board of directors of the Company in connection with the private placement of approximately $250 million in aggregate liquidation amount of newly created classes of its preferred stock, consisting of (1) 55,562 shares of Mandatory Convertible Non-cumulative Preferred Stock Series 2008ND-V, no par value and a $1,000 liquidation preference per share (the “Series ND-V”), (2) 184,718 shares of Mandatory Convertible Non-cumulative Preferred Stock Series 2008ND-NV, no par value and a $1,000 liquidation preference per share (the “Series ND-NV”), (3) 2,248 shares of Mandatory Convertible Non-cumulative Preferred Stock Series 2008D-V, no par value and a $1,000 liquidation preference per share (the “Series D-V”), and (4) 7,472 shares of Mandatory Convertible Non-cumulative Preferred Stock Series 2008D-NV, no par value and a $1,000 liquidation preference per share (the “Series D-NV” and together with the Series ND-V, the Series ND-NV and the Series D-V, the “Preferred Stock”) of the Company. The Preferred Stock will have the voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions as set forth on the Certificates of Designations for each series of the Preferred Stock, which will be filed with the South Carolina Secretary of State on or before May 8, 2008 as an amendment to the Company’s Amended and Restated Articles of Incorporation (the “Certificates of Designations”). The transaction is subject to customary closing conditions, and is expected to close on May 8, 2008.

     The Preferred Stock will receive dividends at a rate per annum of 10.0% (subject to adjustment) when, as and if declared by the Company’s board of directors quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, beginning on August 1, 2008 and ending on May 1, 2011 (or such later date of mandatory conversion). Dividends on the Preferred Stock will not be cumulative. The Preferred Stock is not redeemable by the Company at any time.

     In order to provide holders of the Preferred Stock with full voting rights on an as converted basis, the Nasdaq Marketplace Rules require that shareholders approve the transaction described above by a majority of the total votes cast on the proposal (which is referred to as the “Shareholder Approval”). Under the terms of the Purchase Agreements, the Company is obligated to use its reasonable best efforts to procure this Shareholder Approval as soon as reasonably practicable after May 8, 2008, but in no event later than 180 days after such date. If we are unable to obtain Shareholder Approval within that period, we will undertake to obtain Shareholder Approval at (1) the next annual meeting of our shareholders (and each annual meeting thereafter) and (2) a special meeting of our shareholders to be held every six months following our annual meeting in each year until Shareholder Approval is obtained.

     Each share of Preferred Stock is mandatorily convertible into 153.846 shares of the Company’s common stock, par value $1.00 per share (“Common Stock”), based on an initial conversion price of $6.50 per share of Common Stock, on May 1, 2011; provided that if the Company is unable to obtain Shareholder Approval prior to May 1, 2011, then, in that event, holders will have the right to retain their shares of Preferred Stock until Shareholder Approval has been obtained, at which point conversion shall be immediate and mandatory. On or after the date that is two years following the receipt of the Shareholder Approval, the Preferred Stock is also automatically convertible, if, for a period of 20 consecutive trading days, the closing price of the Common Stock has been at least $21.00 per share. If the mandatory conversion of the Preferred Stock is not effected on May 8, 2011, the dividends on the Preferred Stock will immediately increase by an additional 5.0% per annum, and will further increase every six months after May 8, 2011 by an additional 0.50% per annum until the date on which the Mandatory Conversion is effected (subject to a maximum increase of 7.00% per annum). Additionally, with respect to the Series 2008ND-V and Series 2008ND-NV, if the mandatory conversion of the Preferred Stock is not effected on May 8, 2011, the conversion price will immediately be reduced by $1.00 per share, and will be further reduced by $0.50 per share every six months after May 8, 2011 (but not below $4.00) until the date on which the mandatory conversion occurs. The Series 2008D-V and Series 2008D-NV, which are the series being purchased by the members of the board of directors of the Company, do not have a similar conversion price adjustment feature.

     Following the vote first held to seek Shareholder Approval, holders may, at their option, convert their shares of Series 2008ND-V or Series 2008D-V, as applicable, into shares of Common Stock based on the then applicable conversion price. The Series 2008ND-NV and Series 2008D-NV, however, may not be converted prior to Shareholder Approval. If Shareholder Approval is obtained, holders of the Series 2008ND-NV and Series 2008D-NV may, at their option, convert their shares of Series 2008ND-NV and Series 2008D-NV into shares of Common Stock based on the then applicable conversion price.

     Except when they are entitled to vote as a separate class, following the first meeting of the Company’s shareholders held for the purpose of obtaining the Shareholder Approval, the holders of Series 2008ND-V and Series 2008D-V will be entitled to vote their Preferred Stock on an as converted basis with the Common Stock as a single class. Until Shareholder Approval is obtained, the holders of Series 2008ND-NV and Series 2008D-NV will not be entitled to any similar voting rights; following receipt of Shareholder Approval, the holders of Series 2008ND-NV and Series 2008D-NV will have the same voting rights.

     The affirmative consent of holders of at least 66 2/3% of the outstanding Preferred Stock (voting as a separate class) will be required (1) for the issuance of any class or series of stock ranking senior to the Preferred Stock as to dividend rights or rights upon liquidation, winding-up or dissolution and for amendments to our amended and restated articles of incorporation that would alter the rights of holders of the Preferred Stock in a manner adverse to the holders, (2) to approve any liquidation or dissolution of the company or any merger or consolidation of the Company with or into any other entity unless (i) the Company is the surviving entity in such merger or consolidation and the Preferred Stock remains outstanding or (ii) the Company is not the surviving entity in such merger or consolidation but the Preferred Stock is not changed in such merger or consolidation into anything other than a class or series of preferred stock of the surviving or resulting entity, or the entity controlling such entity, having such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Preferred Stock, taken as a whole, and (3) for any acquisition announced by the Company during the first 18 months following the issuance of the Preferred Stock of another financial institution where the aggregate amount of any cash consideration together with the value of any stock consideration (based on the pre-announcement stock price) paid by the Company for the equity securities of such other institution exceeds $30 million (other than any acquisition of a distressed financial institution where the institution is acquired from or with the affirmative assistance of a bank regulator).

     Under the terms of the Purchase Agreements, the Company has agreed to file a registration statement permitting the holders of the Preferred Stock to sell from time to time shares of Preferred Stock and any shares of Common Stock received upon conversion of Preferred Stock. Under the terms of the Purchase Agreement, the Company has also agreed to provide the purchasers with limited rights to participate in future issuances of the Company’s equity securities (including securities convertible into or that provide for the purchase of equity securities) on a basis proportionate to each such purchaser’s relative ownership of the Company.

     The foregoing description of the Purchase Agreements is a summary only, and is qualified in its entirety by reference to the full text of such documents, which is filed as Exhibit 10.1 hereto and is incorporated by reference herein. The forgoing description of the Certificates of Designations is a summary only, and is qualified in its entirety by reference to the full text of such documents, which will be filed by the Company at a later date.

       The representations and warranties set forth in the form of Purchase Agreement were made solely for the benefit of the other party thereto. In addition, such representations and warranties are subject to materiality standards that may differ from what may be viewed as material by investors, were made only as of the date of the Purchase Agreement or such other date as is specified therein, and may have been included in the Purchase Agreements for the purpose of allocating risk between the parties thereto rather than establishing matters as facts. Accordingly, the form of Purchase Agreement is included with this filing only to provide investors with information regarding the terms of the Purchase Agreements, and not to provide investors with any other factual information regarding the Company or its businesses. The form of Purchase Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company that is included in the Form 10-K and other filings that the Company has made or will make from time to time with the Securities and Exchange Commission.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated into this Item by reference.

     The shares of Preferred Stock were offered and will be sold by the Company in reliance on an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. The proceeds from the sale of the shares will be used by the Company to repay existing debt and for general corporate purposes.

Item 8.01. Other Events.

     On May 2, 2008, the Company issued the press release attached as Exhibit 99.1 hereto announcing the capital raising efforts described above as well a reduction to the dividend paid on the Common Stock. The attached press release is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit	Description

10.1	Form of Stock Purchase Agreement dated as of May 1, 2008 relating to the Company’s
Mandatory Convertible Non-cumulative Preferred Stock Series 2008ND-V, Mandatory
Convertible Non-cumulative Preferred Stock Series 2008ND-NV, Mandatory Convertible
Non-cumulative Preferred Stock Series 2008D-V and Mandatory Convertible Non-cumulative
Preferred Stock Series 2008D-NV

99.1	Press Release dated May 2, 2008

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SOUTH FINANCIAL GROUP, INC.

May 2, 2008 By: /s/ William P. Crawford, Jr. William P. Crawford, Jr. Executive Vice President and General Counsel

Exhibit Index

Exhibit	Description

10.1	Form of Stock Purchase Agreement dated as of May 1, 2008 relating to the Company’s
Mandatory Convertible Non-cumulative Preferred Stock Series 2008ND-V, Mandatory
Convertible Non-cumulative Preferred Stock Series 2008ND-NV, Mandatory Convertible
Non-cumulative Preferred Stock Series 2008D-V and Mandatory Convertible Non-cumulative
Preferred Stock Series 2008D-NV

99.1	Press Release dated May 2, 2008